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                                                                    EXHIBIT 99.1


TUESDAY, JULY 29, 2003, 8:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: Isolagen, Inc.

ISOLAGEN IN PHASE III TRIALS

HOUSTON, TX. - (PRNewswire) - July 29, 2003 - Isolagen, Inc. (AMEX:ILE) announced today that the Company's Phase III trial for dermal defects has commenced pursuant to an effective Investigational New Drug Application ("IND") for the treatment of wrinkles and scars. The Phase III trial, being conducted in ten sites, involves physicians who are either plastic surgeons or dermatologists with practices that emphasize aesthetic procedures. The patients' enrollment has been completed and totals one hundred fifty-two patients. To date, over 90% of the patients have had their first consultation. The first patients are scheduled to begin their injections in August 2003 with the final patient injection scheduled for the end of September 2003. This Phase III trial is a double-blind study with 75% of the patients receiving the therapeutic dosage and the remaining 25% receiving a placebo.

In addition, in January of 2003, Isolagen commenced a double-blind Phase II trial under the IND, which is a two-site dose ranging study of forty patients. Isolagen expects to complete its analysis of the data from the Phase II trial during the fourth quarter of 2003.

Isolagen also has a Phase I clinical trial of twenty-one patients in progress for dental applications addressing gingival recession. Isolagen expects to complete this study in the first quarter of 2004.

ABOUT ISOLAGEN, INC.

Isolagen, Inc. (AMEX:ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Isolagen is an emerging pharmaceutical bioscience company specializing in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration and other therapies. Isolagen currently holds five patents. Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen's goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.


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This press release contains forward-looking statements, including statements addressing Isolagen's Phase II and Phase III trials relating to the treatment of wrinkles and scars and Isolagen's Phase I trial relating to dental applications addressing gingival recession, and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen's trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen's most recent annual report on Form 10-KSB filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754


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